EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

374Water, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 29, 2021, relating to 374Water Inc.’s financial statements as of December 31, 2020 and for the year then ended appearing in the Annual Report on Form 10-K of 374Water Inc. as of and for the year ended December 31, 2021.  Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

December 21, 2022